Exhibit (a)(1)(U)
EMAIL ANNOUNCING TIME OF CONFERENCE CALL ON EXPIRATION DATE
To: Eligible Optionholders
Date: July 10, 2009
Subject: Conference Call Today At 7:00 p.m., Eastern Time —Regarding Aspect Medical Systems Offer to Exchange Certain Outstanding Stock Options for New Stock Options
Today, shortly after 4:00 p.m., Eastern Time, we will distribute by e-mail to all eligible optionholders the exact ratios to be used in the exchange offer.
Today at 7:00 p.m., we will host a meeting via conference call for all eligible optionholders both as a further means of disclosing the final exchange ratios and to answer any remaining questions that you may have regarding the option exchange offer.
The dial in number for the conference call is:
International Access Phone Number: +1 3032482990
7-Digit Access Code: 5597110